EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made and entered into on May 2, 2006, in Wakefield, Massachusetts by and between Karma Merger Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of Green Mountain Coffee Roasters, Inc. ("GMCR") and, as of the consummation of the Merger under (and as defined in) the Agreement and Plan of Merger by and among GMCR, Merger Sub, Keurig, Incorporated ("Pre-Merger Keurig") and the Securityholder Representative, in such capacity, named therein, dated as of May 1, 2006 (the "Merger Agreement"), Keurig, Incorporated (the "Company"), as the surviving corporation in the Merger and the successor to Merger Sub, and Nicholas Lazaris (the "Executive") to take effect upon the consummation of the Merger (such consummation, the "Closing").

WHEREAS, the Executive served since February 10, 1997 as the President and Chief Executive Officer and a member of the board of directors of Pre-Merger Keurig;

WHEREAS, the Company wishes to be assured of the services of the Executive from and after the Closing and therefore wishes to continue to employ the Executive, and the Executive wishes to accept such employment, subject to the terms and conditions hereinafter set forth;

WHEREAS, upon the Closing, as a result of the Merger, the Company, as the surviving corporation in the Merger, will succeed to and be bound by all the rights and obligations of Merger Sub hereunder;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1. Employment. The Company hereby offers, and the Executive hereby accepts, employment subject to the terms and conditions set forth in this Agreement.

2. Term. Subject to earlier termination as hereinafter provided, the Executive's employment hereunder shall be for a term of four (4) years, commencing as of the date of, and immediately following, the Closing (the "Effective Date"), and shall renew automatically thereafter for successive terms of one year each, unless either party gives notice to the other at least six (6) months prior to the expiration of the initial or any renewal term that this Agreement shall not renew, in which event this Agreement shall expire on the last day of the then-current term. The term of this Agreement, as from time to time renewed, is hereafter referred to as "the term of this Agreement" or "the term hereof."

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as its President, reporting directly to the chief executive officer of GMCR (the "CEO") and, through him, to the board of directors of GMCR (the "GMCR Board"), it being agreed that all references to decisions, determinations and the like of the Company hereunder shall mean decisions, determinations or the like of the CEO or the GMCR Board, as the GMCR Board shall direct.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis; shall have the responsibilities, authorities, powers, functions and duties appropriate to his position, which will be generally similar to those he had prior to the Closing Date except as they may be altered by the CEO or GMCR Board to reflect that the Executive will be President of a subsidiary of GMCR, rather than president, chief executive officer and board member of an independent corporation, and the Executive shall have such other responsibilities, authorities, powers, functions and duties on behalf of the Company, reasonably related to his position, as may be designated from time to time by the CEO or the GMCR Board.

(c) As soon as is reasonably practical after the Effective Date, GMCR shall cause the Executive to be elected to the board of directors of the Company and shall cause him to be re-elected as appropriate throughout the term of this Agreement. The Executive agrees to resign from the Company's board of directors as of the termination of his employment hereunder, howsoever caused.

(d) During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. During the term hereof, the Executive may engage in other business activities only if they do not give rise to a conflict of interest or other violation of Section 9 of this Agreement and do not individually or in the aggregate interfere with his performance of his duties and responsibilities hereunder. The Executive will otain the approval of the CEO or the GMCR Board in writing in advance before accepting membership on a governing board other than that of the Company.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive's duties and of the obligations of the Executive to the Company and its Affiliates pursuant to this Agreement:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Three Hundred Thousand Dollars ($300,000) per year, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the GMCR Board in its discretion. Such base salary, as from time to time increased, is hereafter referred to as the "Base Salary."

(b) Annual Bonus Compensation. During the term hereof, the Executive shall be eligible to earn bonus compensation in accordance with the following:

(i) With respect to the remainder of the 2006 calendar year following the Effective Date, and in satisfaction of all rights of the Executive with respect to bonus compensation for 2006, the Executive shall be eligible to continue participation in the annual bonus program as in effect immediately prior to the Effective Date; shall have bonus compensation for calendar 2006 in the amount of Ninety Thousand Dollars ($90,000), vested as of the Effective Date, but payable on March 15, 2007; and shall have an additional target bonus opportunity of up to One Hundred Sixty Five Thousand Dollars ($165,000) for the remainder of the calendar year. Following the end of the 2006 calendar year, the GMCR Board, or a designated committee thereof, shall determine in its reasonable judgment the portion of the additional target bonus opportunity that was earned by the Executive using the pre-existing 2006 bonus program as approved by the board of directors of Pre-Merger Keurig. Following the end of the 2006 calendar year, the GMCR Board, or a designated committee thereof, shall determine in its reasonable judgment the portion of the additional target bonus opportunity that was earned by the Executive. The Executive's annual bonus for 2007 shall be pro-rated for the period from January 1 through September 30, 2007, with a target bonus equal to sixty percent (60%) of the Base Salary earned by the Executive for that period. Commencing on October 1, 2007, the Executive's annual bonus shall be based on a Company fiscal year ending September 30, (which fiscal year shall, however, be subject to change thereafter as the GMCR Board in its discretion may determine) and the Executive's target bonus opportunity shall be 60% of the Base Salary.

(ii) Except with respect to the 2006 calendar year, for which the goals and objectives for the Executive's annual bonus shall have been established prior to the Effective Date, for each bonus year (or portion thereof, as described in the paragraph immediately above) completed during the term hereof, the Executive shall have the opportunity to earn an annual bonus in an amount to be determined by the GMCR Board based on the performance of GMCR and its Affiliates against such financial and market-share objectives as may be established by the GMCR Board for that year; provided, however, that the GMCR Board may weight the objectives to the performance of the Company to the extent that the GMCR Board determines that to be fair and appropriate. Each bonus payable under this Section 4(b) is hereafter referred to as an "Annual Bonus." Except as otherwise provided in this Section 4(b), Annual Bonuses shall be paid not later than two and one-half months following the close of the fiscal year as to which the Annual Bonus is earned.

(c) [Intentionally left blank.]

(d) Stock Options.

(i) As of the Closing Date, the GMCR Board shall grant to the Executive an option to purchase Fifty Thousand (50,000) shares of the common stock of GMCR at fair market value on the date of grant (the "Option"). The shares that are subject to the Option shall vest at the rate of twenty-five percent (25%) on each of the first four (4) anniversaries of the date of grant, provided that the Executive is still employed by the Company on each such vesting date.

(ii) The Option and, except for the "Parent Options" referred to in Section 5.7(a)(ii) of the Merger Agreement which, at the Effective Time (as defined in the Merger Agreement), the Executive will receive or be entitled to receive (hereinafter referred to as the "Roll-Over Options"), all other options granted the Executive by the GMCR Board shall be subject to any applicable stock option plan, option certificate and shareholder and/or option holder agreements and other restrictions and limitations generally applicable to equity held by executives of GMCR and its Affiliates or otherwise required by law. Further, prior to issuing the Option or any other stock options to the Executive, the GMCR Board may require that the Executive provide such representations regarding the Executive's sophistication and investment intent and other such matters as the GMCR Board may reasonably request.

(iii) The Executive shall not be eligible to receive any stock options, restricted stock or other equity of the Company or GMCR, whether under an equity incentive plan or otherwise, except as expressly provided in this Agreement, except for the Roll-Over Options, or as otherwise expressly authorized for him individually by the GMCR Board.

(e) Vacations. As of the Effective Date, the Executive shall be credited with all vacation accrued in accordance the vacation policy to which the Executive was subject immediately prior to the Effective Date and unused as of that date. During the term hereof, in addition to holidays observed by the Company, the Executive shall be entitled to earn vacation at the rate of four (4) weeks per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company and with the approval of the CEO. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(f) Other Benefits. During the term hereof, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for executives of the Company generally, except to the extent any such Employee Benefit Plan is in a category of benefit otherwise provided to the Executive (e.g., a severance pay plan). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. Without limiting the generality of the foregoing, consistent with the terms of the Merger Agreement, the Company may elect to implement Employee Benefit Plans of GMCR for employees of the Company, including the Executive. For purposes of this Agreement, "Employee Benefit Plan" shall have the meaning ascribed to such term in Section 3(3) of the federal Employee Retirement Income Security Act as amended from time to time ("ERISA"). .

(g) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the CEO or the GMCR Board and to such reasonable substantiation and documentation as may be specified by the Company, the CEO or the GMCR Board from time to time.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive's employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances.

(a) Death. In the event of the Executive's death during the term hereof, the Executive's employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, (i) any Base Salary earned but not paid during the final payroll period of the Executive's employment through the date of termination of his employment (the "Termination Date"), (ii) pay for any vacation time earned but not used through the Termination Date, (iii) any bonus compensation awarded for the year preceding that in which termination occurs, but unpaid on the Termination Date and (iv) any business expenses incurred by the Executive but un-reimbursed on the Termination Date, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, "Final Compensation").

(b) Disability.

(i) The Company may terminate the Executive's employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days. Notwithstanding the foregoing, however, in the event that at any time during the two years immediately following the Closing, the Executive's employment is terminated under this Section 5(b) as a result of disability prior to his absence from the full-time performance of his duties for a period of six (6) consecutive months as a result of incapacity due to physical or mental illness, such termination shall be treated as a termination other than for Cause by the Company for purposes of the agreement captioned "Amended and Restated Executive Retention Agreement" between Keurig, Incorporated, the Delaware corporation existing immediately prior to the Closing, and the Executive dated as of February 2, 2006 (the "ERA").

(ii) The GMCR Board may designate another employee to act in the Executive's place during any period of the Executive's disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(f), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company's disability income plan or until the termination of his employment, whichever shall first occur. While receiving disability income payments under the Company's disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(f) and the terms of such plans, until the termination of his employment.

(iii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the CEO or the GMCR Board shall, submit to a medical examination by a physician selected by the GMCR Board or its designee to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the determination of the issue by the GMCR Board shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive's employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. During the two years immediately following the Closing, "Cause" shall have the meaning set forth in section 5 of the ERA, except that the term "Employer" therein shall mean the GMCR Board and all references to the "Confidentiality Agreement" shall mean, for any period during the term hereof, the provisions of Sections 7, 8 and 9 of this Agreement. Immediately following the expiration of that two year period, however, the following shall constitute Cause for termination:

(i) The Executive's failure to perform in all material respects (other than by reason of disability), or gross negligence in the performance of, his duties and responsibilities to the Company or any of its Affiliates which remains uncured, continues or recurs after twenty (20) days' notice from the Company specifying in reasonable detail the nature of the failure or negligence;

(ii) The Executive's fraud, embezzlement, theft or other dishonesty related to the Company or any of its Affiliates or his breach of any of his covenants or other obligations under Section 7, 8 or 9 hereof, including without limitation any of the Corporate Codes or Corporate Legal Requirements referenced in Section 9(b) hereof;

(iii) Material breach by the Executive of any other provision of this Agreement or of any other agreement with the Company or GMCR; provided, however, that, if such breach is curable, such breach remains uncured, continues or recurs after twenty (20) days' notice from the Company specifying in reasonable detail the nature of the breach;

(iv) The Executive's indictment or conviction of, or plea of nolo contendere to, (a) a felony or (b) any other crime involving moral turpitude or resulting in incarceration post-conviction or plea.

(d) By the Company Other than for Cause. The Company may terminate the Executive's employment hereunder other than for Cause at any time upon notice to the Executive.

(i) The Closing of the transaction described in the Merger Agreement having constituted a "Change in Control," as that term is defined in the ERA, in the event that a "Terminating Event," as defined in section 3 of the ERA (as amended hereby), occurs at any time during the two (2) years immediately following the Closing, then, in lieu of any severance pay or other termination benefits under this Agreement, other than Final Compensation, the Executive shall be entitled to receive the severance and other payments and health benefits described in section 6(c) of the ERA, subject, however, to the signing and return of a timely and effective release of claims in the form attached hereto as Exhibit A (the "Release of Claims") and to the Executive's performance under Sections 7, 8 and 9 of this Agreement, in lieu of the conditions set forth in the final paragraph, below clause (z), of section 6(c) of the ERA. The Company and GMCR call to the Executive's attention that the Release of Claims creates legally binding obligations on the part of the Executive and therefore advise the Executive to seek the advice of an attorney before signing it. As set forth above, in the ERA, after the Effective Date, the term "Employer" shall mean the GMCR Board. Also, it is agreed that the Executive's resignation under section 3(ii)(a) of the ERA shall constitute a Terminating Event only if he has suffered a significant reduction in the nature or scope of his responsibilities, authorities, powers, functions or duties from those described in Section 3 of this Agreement.

(ii) In the event of termination by the Company other than for Cause at any time after the expiration of two years following the Effective Date, then, in addition to Final Compensation, and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, then (A) until the conclusion of a period of twelve (12) months following the Termination Date, the Company shall continue to pay the Executive, as severance pay, the Base Salary at the rate in effect on the Termination Date; (B) the Company shall pay up to a total of Ten Thousand Dollars ($10,000) toward the cost of outplacement services for the Executive by an outplacement firm selected by the Company to which the Executive has no reasonable objection, such payment to be made directly to the outplacement firm following receipt of its invoice; (C) subject to the exercise by the Executive and his qualified beneficiaries of their right to continue participation in the Company's group medical and dental plans under the federal law generally known as "COBRA" and to the Executive's payment of any employee contribution to the premium cost of such participation applicable to the Executive on the Termination Date, the Company shall continue to contribute to the premium cost of the Executive's participation and that of his qualified beneficiaries in the Company's group medical and dental plans until the expiration of twelve (12) months from the Termination Date or, if less, until the Executive becomes eligible for coverage under the medical and/or dental plan of another employer. Also, the Company shall provide to the Executive a bonus for the fiscal year (or partial fiscal year, as set forth in Section 4(b)(i) hereof) in which termination occurs calculated by multiplying the Annual Bonus the Executive would have received had his employment continued until the end of such fiscal year by a fraction, the numerator of which is the number of calendar days from the first day of the fiscal year (or the first day of the applicable portion thereof) through the Termination Date and the denominator of which is the number of calendar days in the fiscal year (or applicable portion thereof), which shall be paid at the time bonuses for the fiscal year in which the Termination Date occurs are paid to other executives of the Company generally. In addition, GMCR shall provide the Executive a period of three (3) months from the Termination Date to exercise any portion of the Option that has vested as of the Termination Date or any portion of any other option granted to the Executive by the GMCR Board that has vested as of the Termination Date, provided any such vested portion has not yet been exercised or cancelled or expired. Any obligation of the Company or GMCR to the Executive hereunder is conditioned, however, upon the Executive signing and returning to the Company a timely and effective Release of Claims. The Release of Claims required for separation benefits in accordance with Section 5(d), Section 5(e) or Section 5(g) creates legally binding obligations on the part of the Executive and the Company and GMCR therefore again advise the Executive to seek the advice of an attorney before signing it. Base Salary to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company for its executives and will begin at the Company's next regular payroll period which is at least five (5) business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the Company, but the first payment shall be retroactive to next business day following the Termination Date.

(e) By the Executive for Good Reason. The Executive's right to resign as a result of a Terminating Event, as defined under section 3 of the ERA (as amended by this Agreement) will end at the expiration of two (2) years from the Effective Date. Thereafter, Executive may terminate his employment hereunder for Good Reason upon notice to the Company setting forth in reasonable detail the nature of such Good Reason, provided that he gives such notice within ninety (90) days from the date the Executive became aware (or the date the Executive reasonably should have become aware) of the occurrence, without the Executive's express written consent, of any of the events constituting Good Reason, and provided further that the Company shall have failed to effect a cure within thirty (30) days following its receipt of such notice. The following shall constitute Good Reason for termination:

(i) Removal of the Executive from the position of President of the Company (or a successor corporation);

(ii) Material diminution in the nature or scope of the Executive's responsibilities, duties or authority; provided, however, that any diminution of the business of the Company or any of its Affiliates or any sale or transfer of equity, property or other assets of the Company or any of its Affiliates shall not constitute constitute Good Reason;

(iii) Material failure of the Company to provide the Executive Base Salary, Annual Bonus and benefits in accordance with the terms of Section 4 hereof; or

(iv) Relocation of the Executive's primary office more than thirty-five (35) miles from its then-current location.

In the event of termination in accordance with this Section 5(e), and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, then the Executive will be entitled to the same payments and other benefits he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d)(ii) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing of a timely and effective Release of Claims.

(f) By the Executive other than for Good Reason. The Executive may terminate his employment hereunder other than for Good Reason at any time upon thirty (30) days' notice to the Company. In the event of termination by the Executive pursuant to this Section 5(f), the GMCR Board may elect to waive the period of notice, or any portion thereof, and, if the GMCR Board so elects, the Company will pay the Executive his Base Salary for the initial thirty (30) days of the notice period (or for any remaining portion of such period). In the event of such termination, the Company shall pay the Executive any Final Compensation owed to him.

(g) Upon a Change in Control.

(i) If a Change in Control of GMCR should occur after the Effective Date and, within twelve (12) months following such Change in Control, the Company terminates the Executive's employment other than for Cause or the Executive terminates his employment for Good Reason, then, in addition to any payments and other benefits to which the Executive is entitled in accordance with Section 5(d) or Section 5(e) hereof, the GMCR Board shall cause any portion of the Option, and any portion of any other option granted the Executive by the GMCR Board during his employment hereunder, in either case that remains unvested (and has not been exercised or cancelled and has not expired) on the Termination Date to vest on that Date (in the aggregate, the "Accelerated Options") and, provided that the Executive signs and returns to the Company a timely and effective Release of Claims, the Accelerated Options shall become and remain exercisable from the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the Company until the expiration of three (3) months from the Termination Date.

(ii) Notwithstanding anything to the contrary contained in this Agreement or the ERA, the payments and other benefits to which the Executive would be entitled in accordance with Section 5(d) or Section 5(e) and Section (g)(i) hereof as a result of a termination following a Change in Control shall be reduced to the maximum amount for which the Company will not be limited in its deduction pursuant to section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision. Any such reduction shall be applied to the amounts due under Section 5(d) or Section 5(e) and Section (g)(i) as the Executive may reasonably determine or, if the Executive fails to make such determination within the time specified by the GMCR Board in the exercise of its reasonable judgment, then as the Company shall reasonably determine.

(iii) A Change in Control of GMCR shall be deemed to take place if hereafter (A) any "Person" or " group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Act), other than GMCR or any of its Affiliates or any trustee or other fiduciary holding securities under an employee benefit plan of GMCR or one of its Affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3 as promulgated under the Act), directly or indirectly, in one or a series of transactions, of securities representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of the GMCR Board and after the event a majority of the GMCR Board is not comprised of directors who were such immediately prior to the event; (B) any merger or consolidation involving GMCR and after the event a majority of the GMCR Board is not comprised of directors of GMCR who were such immediately prior to the event; or (C) there occurs a closing of a sale or other disposition by GMCR of all or substantially all of the assets of GMCR other than to one or more of GMCR's Affiliates or any trustee or other fiduciary holding securities under an employee benefit plan of GMCR or any of its Affiliates.

(iv) The Company shall promptly reimburse the Executive for the amount of all reasonable attorneys' fees and expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided the Executive under this Section 5(g).

(h) Timing of Payments. If at the time of the Executive's separation from service, the Executive is a "specified employee," as hereinafter defined, any and all amounts payable under this Section 5 in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, ("Section 409A"), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, "separation from service" shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term "specified employee" shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

(i) Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at will.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

(a) The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d) or 5(e) hereof.

(b) Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive's employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c) Except as otherwise expressly provided in Section 5(d), Section 5(e) or Section 5(g) hereof, any equity in GMCR held by the Executive on the Termination Date hereunder shall be governed by the terms of any applicable incentive plan, option certificate, option or shareholder agreement or other document governing such equity.

(d) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d), 5(e) or Section 5(f) hereof and the obligations of GMCR under Section 5(d), 5(e) or 5(g) hereof with respect to the securities of GMCR are expressly conditioned on the Executive's continued full performance of his obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5(d), 5(e) or 5(f) (with respect to payment for waiver of any portion of the notice period), no compensation is earned after termination of employment.

7. Confidential Information.

(a) The Executive acknowledges that he has had access to and developed Confidential Information in the course of providing services to, and his other associations with, Pre-Merger Keurig, all of which Confidential Information is acknowledged by the Executive to be the property of the Company as of the Closing; that the Company and its Affiliates themselves will continue to develop Confidential Information to which the Executive will have access during his employment and other associations with the Company and its Affiliates from and after the Closing; that the Executive will develop Confidential Information for the Company or its Affiliates; and that the Executive may learn of Confidential Information during the course of employment and other associations with the Company and its Affiliates. The Executive agrees to comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use any Confidential Information developed or obtained by the Executive incident to his employment or any other association with the Company or any of the Company's Affiliates, other than as required for the proper performance of his duties and responsibilities for the Company or as required by applicable law after prompt notice to the Company and a reasonable opportunity for the Company to seek protection of the Confidential Information prior to any such disclosure. The Executive understands that these restrictions shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 7, however, shall not apply to information which as of the Closing is generally known or readily available to Persons with whom the Company competes or does business or with whom the Company plans to compete or do business and any information that becomes generally known to such Persons thereafter through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates, including without limitation all Documents created by the Executive during any association with the Company or Pre-Merger Keurig, all other Documents acquired by GMCR at the Closing and all Documents created or acquired by the Company during the Executive's employment with the Company or Pre-Merger Keurig. The Employee shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the CEO or the GMCR Board or the designee of either may specify, all Documents then in the Executive's possession or control.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive's full right, title and interest in and to all Intellectual Property, whether such right, title or interest arose during the Executive's associations with the Company's predecessor prior to the Closing or arises during his the Executive's employment or other associations with the Company thereafter. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that he/shethe Executive creates, including without limitation computer programs and documentation, shall be considered " work made for hire" and shall, upon creation, be owned exclusively by the Company.

9. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for the period of eighteen (18) months immediately following the termination of his employment, the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of the Served Affiliates (as defined below) in any state within the United States or any state, province or like political or geographic division within any other country in which the Company or any of the Served Affiliates is conducting, or is engaged in consideration or active planning to conduct, business and the Executive shall not undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of the Served Affiliates as conducted or under consideration at any time during the Executive's employment and further agrees not to work or provide services, in any capacity, whether as a member of a governing board, an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company or any of the Served Affiliates, as conducted or in planning during his employment. The foregoing, however, shall not prevent the Executive's passive ownership of one percent (1%) or less of the equity securities of any publicly traded company.

(b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or any of its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates. The Executive further agrees that, during his employment with the Company, he will abide by any codes or policies of the Company or any of the Served Affiliates with respect to conflicts of interest, codes of conduct and business ethics, personal transactions in securities and insider trading and the like, as published from time to time by the Company or any of the Served Affiliates to their respective employees (all of the foregoing, in the aggregate, "Corporate Codes") and will also comply with all applicable laws, regulations, rules, directives and other legal requirements of federal, state and other governmental and regulatory bodies having jurisdiction over the Company or any of the Served Affiliates and all rules, policies and requirements imposed by NASDAQ (all of the foregoing, in the aggregate, "Corporate Legal Requirements").

(c) The Executive agrees that, during his employment and during the eighteen (18) month period immediately following termination of his employment, the Executive will not directly or indirectly (a) solicit or encourage any customer of the Company or any of the Served Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of the Served Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of the Served Affiliates; provided however, that, with respect to any period of these restrictions that follows the termination of the Executive's employment, these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Company or a Served Affiliates at any time within the twenty-four (24) months immediately preceding the Termination Date or whose business has been solicited on behalf of the Company or a Served Affiliate by any of their officers, employees or agents within said twenty-four (24) month period and other than by form letter, blanket mailing or published advertisement and (z) only if the Executive was introduced to, or otherwise had contact with such Person as a result of his employment or other associations with the Company or one of the Served Affiliates or had access to Confidential Information which would assist in the Executive's solicitation of such Person.

(d) The Executive agrees that during his employment and and during the eighteen (18) month period immediately following termination of his employment, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them; provided, however, that, with respect to any period of these restrictions that follows the termination of the Executive's employment, these restrictions shall apply (x) only with respect to any individual who was employed by or provided services as an independent contractor to the Company or one of its Affiliate at any time within twenty-four (24) months prior to the Termination Date and (y) only if the Executive was introduced to, or otherwise had contact with such employee or independent contractor as a result of his employment or other associations with the Company or one of its Affiliates or had access to Confidential Information which would assist in the Executive's solicitation of such employee or independent contractor.

10. Notification Requirement. Until ten (10) business days have expired following the conclusion of the last of the Executive's obligations under Section 9 hereof, the Executive shall give notice to the Company of each new business activity he plans to undertake, at least ten (10) business days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive's business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive's continued compliance with his obligations under Sections 7, 8 and 9 hereof. Such information shall be provided by the Executive to the CEO or, in the event of the unavailability of the CEO, with another designee of the GMCR Board and the CEO or such designee will disclose any such information with others only on a bona fide business need-to-know basis.

11. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further agrees that he will not assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that each of the Company's Affiliates shall have the right to enforce the Executive's obligations to that Affiliate under this Agreement, including without limitation those obligations arising under Sections 7, 8 and 9 hereof.

12. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder (excluding only the covenants set forth in the ERA, which covenants would not affect the performance of his obligations hereunder). The Executive will not disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a third party without such party's consent.

13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with a specified person or entity, where control may be by management authority, contract, equity interest or otherwise.

(b) "Served Affiliate" means any Affiliate of the Company (including without limitation GMCR) or of GMCR for which, or with respect to which, the Executive has provided services or with respect to which the Executive has had access to Confidential Information which would be of assistance in competion with such Affiliate or in soliciting or diverting the customers or perspective customers of such Affiliate or in hiring or engaging any of the employees of or independent contractors providing services to such Affiliate.

(c) "Confidential Information" means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the products and services of the Company and its Affiliates, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(d) "Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive's employment that relate either to the products and services of the Company and its Affiliates or to any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(e) "Person" means a natural person, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates; except that, as used in Section 5(g) hereof, "Person" shall have the meaning provided in Section 5(g)(iii)(A).

14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of its Affiliates or in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. The Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company and of any Affiliate, successor or permitted assign thereof to whose employ the Executive may be transferred, without the necessity that this Agreement be re-signed at the time of such transfer.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Except as otherwise expressly provided in Section 5(e) hereof, any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it c/o the CEO at the principal place of business of GMCR, with a copy to the chair of the GMCR Board at his/her principal place of business.

19. Entire Agreement and Waiver. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment, including without limitation the ERA, except to the extent the provisions of the ERA expressly have been retained in this Agreement, subject to any amendment or modification of those provisions by this Agreement; and provided further that this Agreement shall not supersede any effective assignment of any invention or other intellectual property to the Company in effect at the time of the Closing and shall not constitute a waiver by the Company of any rights it had as of the Closing under the ERA or under the agreement defined in the ERA as the "Confidentiality Agreement."

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by the CEO or other expressly authorized representative of the GMCR Board.

21. Headings and Counterparts. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

22. Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of The Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

23. Condition Precedent. The effectiveness of this Agreement is conditioned on the Closing. For the avoidance of doubt, in the event that the Closing does not occur and the Merger Agreement is terminated, this Agreement shall be void ab initio and of no force or effect.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:                                                                                         THE COMPANY:

                                                                                                                       KARMA MERGER SUB, INC.

_/s/ Nicholas Lazaris_______                                                                          By: /s/ Fran Rathke__________

Nicholas Lazaris                                                                                              Title: _President_____________

Green Mountain Coffee Roasters, Inc. shall be a party to this Agreement, but solely with respect to its agreements with respect to Section 3(c) and to its equity under Section 4(d), Section 5(d)(ii) and Section 5(g) hereof.

                                                                                                                        GMCR:

                                                                                                                        GREEN MOUNTAIN COFFEE ROASTERS, INC.

                                                                                                                        By: __Fran Rathke__________________________

                    Title: __Chief Financial Officer _________________